Exhibit 99

-------------------------------------------------------------------------------

                                                                           News

                                                  Contacts:       Ron Hutchison
                                                              Aurora Foods Inc.
                                                                   314-801-2310

                                                               Chuck Dohrenwend
                                                                    Alan Oshiki
                                                    Broadgate Consultants, Inc.
                                                                   212-232-2222


FOR IMMEDIATE RELEASE
---------------------

            Aurora Foods Revises Financial Restructuring to Include
                       Combination with Pinnacle Foods

                  Revised Transaction Supported by Creditors

             ----------------------------------------------------

ST. LOUIS, October 14, 2003 - Aurora Foods Inc. (OTCBB: AURF), a producer and marketer of leading food brands, announced today that it has revised its previously announced financial restructuring and entered into a Letter of Intent with J.P. Morgan Partners LLC (JPMP), J.W. Childs Equity Partners III, L.P. (JWC), an informal committee of bondholders representing approximately 50% of the Company's outstanding senior subordinated notes and C. Dean Metropoulos and Co. (CDM) pursuant to which Aurora's previous agreement with JWC will be amended to provide for a comprehensive restructuring transaction in which Aurora will be combined with Pinnacle Foods Corporation (Pinnacle). Upon the completion of the combination, C. Dean Metropoulos, CEO of Pinnacle Foods Corporation, will serve as Chairman and CEO of the Pinnacle/Aurora business.

         Aurora also announced that the revised restructuring transaction has received the support of its senior lenders.

         On August 8, 2003, JPMP and CDM entered into an agreement to purchase Pinnacle from Hicks, Muse, Tate & Furst Inc. JPMP and CDM have subsequently agreed to permit JWC to invest in the entity that will acquire Pinnacle.

         Under the terms of the Letter of Intent, the transactions will include the following elements:

     o Aurora's senior lenders will be paid in full in cash in respect of principal and interest under the Company's existing credit facility and will receive $15 million in cash in respect of certain leverage and asset sale fees under the credit facility, provided the credit facility is paid in full by March 31, 2004.

     o Holders of Aurora's 12% senior unsecured notes due 2005 will be paid in full in cash, in respect of principal and interest, but will not receive $1.9 million of original issue discount.

     o Holders of Aurora's outstanding 8.75% and 9.875% senior subordinated notes due 2008 and 2007, respectively, will receive an aggregate of approximately 41.9% of the combined company's common stock, subject to adjustment. Bondholders will have the right to elect to receive cash in lieu of common stock.

     o Existing common and preferred stockholders will not receive any distributions and the existing common and preferred shares will be cancelled.

     o Subject to adjustment, JPMP and JWC will contribute $83.75 million and CDM will be deemed to contribute $1.25 million to the Company, together with the equity in Pinnacle, in exchange for approximately 49.3% and 8.8%, respectively, of the combined company's common stock.

     o The transactions will be effected through a prearranged bankruptcy reorganization case.

     o   As previously announced, all trade creditors will be paid in full.

         The transaction is subject to a number of conditions, including consummation of the acquisition of Pinnacle by the investment entity to be owned by JPMP, JWC and CDM, completion of due diligence, negotiation and execution of definitive agreements, receipt of financing, bankruptcy court approvals, and regulatory approvals. No assurance can be given that definitive agreements will be reached, the conditions to closing the transactions will be satisfied, or that the transactions ultimately will be consummated.

         "The revised transaction represents a major step forward in Aurora's restructuring efforts," said Dale F. Morrison, Aurora's Chairman and interim Chief Executive Officer. "It achieves our objectives of significantly reducing balance sheet leverage, enabling the Company to attain meaningful cost reductions and maximizing value for stakeholders. The combined company will be financially strong and well positioned for future growth."

         "I am extremely excited at the challenge and opportunity of combining two currently independent packaged food businesses in Pinnacle and Aurora," said C. Dean Metropoulos, CEO of Pinnacle Foods Corporation. "Each brings with it a strong set of brands and personnel that together will be combined to create a solid platform for growth."

         Mr. Metropoulos has over 15 years of entrepreneurial food industry experience having founded and run Stella Foods, Inc., one of the largest producers of specialty cheeses in the U.S., and subsequently successfully acquired and sold The Morningstar Group, International Home Foods, Ghirardelli Chocolates, Bumble Bee Tuna, Mumm and Perrier Jouet Champagnes, Hillsdown Holdings, and, most recently, Pinnacle Foods Corporation. Also upon closing of the transaction Mr. Morrison, who had been serving as interim Chief Executive Officer of Aurora, will return to his role as an operating partner of Fenway Partners, a New York-based private equity firm.

         On October 13, 2003, in connection with the execution of the Letter of Intent, Aurora entered into an Amendment and Forbearance with its existing bank lenders that, among other things, provided for (i) a reduction in the leverage and asset sale fees under Aurora's existing credit facility to an aggregate of $15 million in the event that certain conditions are satisfied, including the payment in full of Aurora's obligations under its existing credit facility by March 31, 2004, (ii) an increase in the leverage and asset sale fees under the credit facility to 5.25% of the aggregate amount outstanding in the event that the credit facility is not paid in full by March 31, 2004, and (iii) the forbearance by the existing bank lenders from exercising remedies under the existing credit facility arising from Aurora's failure to make interest payments on its senior subordinated notes or failure to make principal payments under its existing credit facility.

About Aurora Foods Inc.
-----------------------

         Aurora Foods Inc., based in St. Louis, Missouri, is a producer and marketer of leading food brands, including Duncan Hines(R) baking mixes; Log Cabin(R), Mrs. Butterworth's(R) and Country Kitchen(R) syrups; Lender's(R) bagels; Van de Kamp's(R) and Mrs. Paul's(R) frozen seafood; Aunt Jemima(R) frozen breakfast products; Celeste(R) frozen pizza and Chef's Choice(R) skillet meals. More information about Aurora may be found on the Company's Web site at http://www.aurorafoods.com.

CAUTIONARY NOTE: Statements contained in this press release that are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from the forward-looking statements contained in this release and which may affect the Company's prospects in general. For a summary of such risks and uncertainties, see the Company's periodic reports and other filings with the Securities and Exchange Commission.

                                     # # #